UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)              March 28, 2011

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code              (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

Indenture

On March 28, 2011, the Company entered into an indenture dated March 28, 2011 (the “Indenture”), with The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). The Company issued $115 million principal amount of its 3.25% convertible senior notes due 2016 (the “Convertible Senior Notes”) under the Indenture. The Convertible Senior Notes are the Company’s senior unsecured obligations and rank senior in right of payment to any indebtedness that is expressly subordinated in right of payment to the Convertible Senior Notes; equal in right of payment to any unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of secured indebtedness to the extent of the value of the assets securing such indebtedness (including amounts outstanding under the Company’s revolving credit facility); and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The Convertible Senior Notes bear interest at 3.25% per year, which will accrue from March 28, 2011, and will be payable semiannually on April 1 and October 1 of each year, beginning on October 1, 2011. The Convertible Senior Notes will mature on April 1, 2016, unless earlier repurchased or converted. The Company may not redeem the Convertible Senior Notes.

The Convertible Senior Notes may be converted into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at an initial conversion rate of 96.3879 shares of Common Stock per $1,000 principal amount of Convertible Senior Notes (approximately $10.37 per share of Common Stock), subject to adjustment as described in the Indenture.

If the Company undergoes certain types of fundamental changes prior to maturity, holders of the Convertible Senior Notes will have the right, at their option, to require the Company to purchase for cash all or part of their Convertible Senior Notes at a repurchase price equal to 100% of the principal amount of the Convertible Senior Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the outstanding Convertible Senior Notes may declare the entire principal amount of and accrued and unpaid interest on all the Convertible Senior Notes to be immediately due and payable.

The foregoing description of the Convertible Senior Notes and the Indenture is only a summary and is qualified in its entirety by reference to the full text of the Indenture and the form of Convertible Senior Note, which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated herein by reference.

Credit Agreement

On March 18, 2011, the Company entered into Amendment No. 3 (“Amendment No. 3”) to the amended and restated credit agreement by and among the Company, the Lenders Party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (the “Credit Agreement”). The Credit Agreement was originally entered into on February 12, 2010 and was previously amended on May 7, 2010 and September 17, 2010. Amendment No. 3, became effective on March 28, 2011, and amended the Credit Agreement to, among other things: (i) permit the issuance of the Convertible Senior Notes up to an aggregate principal amount of $150 million (ii) permit the repurchase and/or exchange of shares of Common Stock for the convertible senior notes due 2014; (iii) reduce the aggregate commitments of the lenders under the Credit Agreement from $65 million to $30 million; (iv) reduce the applicable interest rates; (v) extend the maturity to April 30, 2015, (vi) amend the new “accordion” feature to $20 million; (vii) increase permitted purchase money indebtedness from $30 million to $75 million;(viii) increase the investments “basket” from $15 million over the original life of the agreement to $25 million each fiscal year; (ix) increase the permitted amount of restricted payments from $5 million to $10 million; (x) permit the early repayment of indebtedness; and (xi) remove the limitation on maximum last twelve months capital expenditures.

The amendment to the Credit Agreement is filed as Exhibit 10.1 to this Form 8-K.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 above regarding the Convertible Senior Notes and Amendment No. 3 is incorporated by reference into this Item 2.03.

ITEM 8.01 Other Events

On March 28, 2011, the Company issued a press release announcing the completion of its Convertible Senior Notes offering. A copy of the press release is filed as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits

(d)	Exhibits
	4.1	Indenture, dated March 28, 2011, by and between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee.
	4.2	Form of 3.25% Convertible Senior Note due 2016 (included as Appendix A in Exhibit 4.1).
	10.1	Amendment No. 3 to the Amended and Restated Credit Agreement, dated as of March 18, 2011, by and among the Company, the Lenders Party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, amending that certain Credit Agreement, dated as of February 12, 2010.
	99.1	Press Release dated March 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	March 28, 2011	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

PHOTOTRONICS, INC.

Exhibit	Description
4.1	Indenture, dated March 28, 2011, by and between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee.
4.2	Form of 3.25% Convertible Senior Note due 2016 (included as Appendix A in Exhibit 4.1).
10.1	Amendment No. 3 to the Amended and Restated Credit Agreement, dated as of March 18, 2011, by and among the Company, the Lenders Party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, amending that certain Credit Agreement, dated as of February 12, 2010.
99.1	Press Release dated March 28, 2011.